Exhibit 99.2

News Release

LESLIE M. BAKER, JR. AND MARC D. OKEN ELECTED TO THE

BOARD OF DIRECTORS OF MMC

MMC BOARD ESTABLISHES A MAJORITY VOTING POLICY

REGARDING THE ELECTION OF DIRECTORS

NEW YORK, NEW YORK, December 21, 2005—Marsh & McLennan Companies, Inc. (MMC) announced today that its Board of Directors has elected Leslie M. (“Bud”) Baker, Jr. and Marc D. Oken to become directors effective January 18, 2006.

Mr. Baker, 63, retired from Wachovia Corporation in 2003 after 34 years of service. He served as chief executive officer from 1994 to 2001 and as chairman from 1998 to 2003. During his tenure, Wachovia grew to be one of the largest banks in the United States, with assets doubling to $74 billion. From 1964 to 1967, Mr. Baker served in the United States Marine Corps.

Mr. Baker is a Board member of the National Humanities Center and the North Carolina Arboretum and is a founder of the Marine Corps Heritage Foundation.

Mr. Oken, 58, held executive positions at Bank of America Corporation from 1989 to 2005, most recently as chief financial officer. Prior to joining Bank of America, Mr. Oken was a partner at Price Waterhouse LLP for 15 years. From 1981 to 1983 he was a fellow at the United States Securities and Exchange Commission. Mr. Oken served as a naval aviator in Vietnam.

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The Board has determined that Messrs. Baker and Oken are independent from management under MMC’s Director Independence Standards. With the election of these two directors, MMC’s Board now consists of 13 members. All are independent except for Mr. Cherkasky.

The Board also approved an amendment to MMC’s corporate governance guidelines, establishing a majority voting policy regarding the election of directors. Among other things, the policy provides that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” must tender a resignation to the chairman of the Board. The Board will act on the recommendation of the Directors and Governance Committee with respect to the resignation within 90 days following the date of the shareholder vote. MMC will make prompt public disclosure of the Board’s decision as well as provide an explanation of the process by which the decision was reached. MMC’s majority voting policy, which is effective immediately, was adopted upon the recommendation of the Board’s Directors and Governance Committee.

Robert F. Erburu, chairman of the Board of MMC, said, “I am pleased that Bud and Marc have been elected to MMC’s Board of Directors. We all look forward to their active contribution to the work of the Board.”

Michael G. Cherkasky, president and chief executive officer of MMC, added, “We welcome Bud and Marc. MMC will benefit from the financial expertise and management experience of these two distinguished executives. In addition, the Board’s decision to establish a majority voting policy reflects MMC’s commitment to examining and improving its corporate governance practices.”

MMC is a global professional services firm with annual revenues exceeding $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world’s leading risk and reinsurance specialist; Kroll, the world’s leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United

States. Approximately 59,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.